SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

barnesandnoble.com inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

The following email was distributed on March 2, 2004 by Marie J. Toulantis, Chief Executive Officer of barnesandnoble.com inc. (the “Company”), to the Company’s employees regarding the proposed acquisition of the Company by Barnes & Noble, Inc.:

Status Update

Since many of you have been asking about the status of our merger with Barnes & Noble, Inc., I want to provide a brief status report:

Given that we are a publicly traded company, the merger process requires us to file a document with the Securities and Exchange Commission (SEC). This document, called a proxy statement, is a lengthy document which outlines all the details of our proposed merger with B&N, as well as provides information about our company, including our financial results for the last two fiscal years.

We filed the proxy on January 26, 2004. The SEC took 30 days to review the proxy and just last week, they responded to us with some questions, and asked us to clarify and provide more details about what we had written. We are in the process of answering their questions. Once the SEC is satisfied with the additional information we provide, we then re-file the proxy with them, and it becomes the “official” document. We also mail the proxy to all shareholders informing them that a meeting will be held to discuss and vote on the proposed merger transaction. Usually, the meeting is held about 21 days after mailing of the proxy, so we are currently estimating that the meeting will take place around the end of April. The shareholders (including Barnes & Noble, Inc.) will vote, and upon their approval, the merger will be effectively complete. I know that this has seemed to take a long time from when we announced the deal in October but this is just how long it takes to get a deal completed when there are two public companies involved.

As I have said previously, after the merger THERE WILL BE NO CHANGE IN THE WAY BN.COM OPERATES. As a wholly-owned subsidiary of Barnes & Noble, Inc. we will remain a separate business unit. I anticipate that we will be even busier than we are now, as we work toward ways of providing a more seamless experience for our customers. I encourage you to email me if you have any questions, or concerns. In the meantime, just keep doing your usual good work!

Marie

*****

This communication is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares to the Company. The Company intends to file and deliver all forms, proxy statements, notices and documents required under state and federal law regarding the proposed merger. The Company has filed preliminary proxy materials with the Securities and Exchange Commission (“SEC”) for the special meeting of stockholders to be held to vote on the proposed merger. Upon satisfactory completion of the SEC’s review and comment on the preliminary proxy materials, the Company will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail to the Company’s stockholders definitive proxy materials. Before making any voting or investment decisions, investors and security holders of the Company are urged to read the definitive proxy materials regarding the merger carefully in their entirety, when they become available, because they will contain important information about the proposed merger, including, among other things, the recommendation of the Companys’ board of directors in respect of the merger. Copies of the definitive proxy materials and any amendments or supplements thereto may be obtained without charge, as they become available, at the SEC’s website at http://www.sec.gov or at the Company’s website at http://www.barnesandnoble.com/ir. Investors and stockholders also may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed with, or furnished to, the SEC from the Company by directing a written request to

barnesandnoble.com inc., 76 Ninth Avenue, New York, NY 10011; Attn. Investor Relations, Kevin M. Frain.

The Company, its directors, executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the approval of the merger. Information regarding such officers and directors and their ownership of the Company’s common stock is set forth in the Company’s Proxy Statement on Schedule 14A for its 2003 Annual Meeting of shareholders, filed with the SEC on June 6, 2003.